Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and the related Prospectus of The Williams Companies, Inc. for the registration of debt securities, preferred stock, common stock, purchase contracts, warrants and units and to the incorporation by reference therein of our report dated February 27, 2012, except as it relates to the matter discussed under Basis of Presentation – Correction of error in Note 1, as to which the date is May 1, 2012, with respect to the consolidated financial statements and schedules of The Williams Companies, Inc., and our report dated February 27, 2012, except for the effects of the material weakness described in the sixth paragraph (of that report), as to which the date is May 1, 2012, with respect to the effectiveness of internal control over financial reporting of The Williams Companies, Inc., included in its Form 10-K/A Amendment No. 2 for the year ended December 31, 2011, filed with the Securities and Exchange Commission on May 1, 2012.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

May 22, 2012